BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2021

Boca Raton, FL – August 4, 2021 – Bluegreen Vacations (NYSE: BVH) (OTCQX: BVHBB) (the “Company") reported today its financial results for the quarter ended June  30, 2021. As a result of the previously disclosed spin-off of the Company’s other businesses and investments on September 30, 2020 (which are now reported as discontinued operations), all of the Company’s operations relate to the operations of its wholly owned subsidiary, Bluegreen Vacations Corporation (“Bluegreen”). Bluegreen is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Prior to May 5, 2021, the Company beneficially owned approximately 93% of Bluegreen’s outstanding common stock. On May 5, 2021, the Company acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock not previously owned by it through a statutory short-form merger under Florida law.  Accordingly, the Company now owns 100% of Bluegreen’s outstanding common stock and has no other operating units versus 2020.

Key Highlights as of and for the Quarter Ended June 30, 2021:

•Net income from continuing operations attributable to shareholders of $19.5 million.

•Earnings Per Share (“EPS”) from continuing operations of $0.93.

•Total revenue of $193.5 million.

•System-wide sales of VOIs of $163.4 million.

•The Company’s Adjusted EBITDA attributable to shareholders of $35.8 million.

•Consolidated unrestricted cash of $216.1 million.

•Total consolidated assets of $1.3 billion.

•Total shareholders’ equity of $233.6 million.

•Fully diluted book value per share of $10.62. (1)

(1)Fully diluted book value per share is computed by dividing shareholders’ equity by the total number of shares of the Company’s Class A Common Stock and Class B Common Stock outstanding as of June  30, 2021.

Key Highlights for the Six Months Ended June 30, 2021:

•Net income from continuing operations attributable to shareholders of $22.5 million.

•EPS from continuing operations of $1.12.

•Total revenue of $339.7 million.

•System-wide sales of VOIs of $270.5 million.

•The Company’s Adjusted EBITDA attributable to shareholders of $48.5 million.

•Free cash flow of $45.0 million.

“We are very encouraged that we achieved essentially the same level of system-wide sales of VOIs in the second quarter of 2021 as we did prior to the pandemic in the second quarter of 2019.   We believe this generally reflects the recovery of our business to pre-pandemic levels during what appears to be a general economic recovery in the United States during the second quarter of 2021.  Also noteworthy was that we achieved the 2019 level system-wide sales of VOIs notwithstanding that we had 10% less guest tours. We believe this reflects the success of our ‘Bluegreen Renewal’ initiative, a company-wide effort to revitalize sales, revenue growth and efficiency.  These efforts involved redesigning and enhancing our sales and marketing infrastructure rather than any significant change in consumer-facing sales policies, so we believe that the success during the second quarter can be the foundation for future growth.  In addition, it was also important to us that our sales mix between new customers and existing owners during the second quarter of 2021 approximated our 2019 levels, with sales to new customers comprising 45% of system-wide sales of VOIs, a mix which we expect to support net owner growth in the future.”

“Under the leadership of our recently consolidated sales organization, we sold 56,256 vacation packages in the second quarter of 2021, compared to 8,129 in the second quarter of 2020 and 51,164 in the second quarter of 2019. We have continued expansion of our marketing activity into Cabela’s retail stores, where we opened 6 new marketing kiosks during the second quarter of 2021. As of June 30, 2021, the total number of marketing kiosks at Bass Pro Shops and Cabela’s stores had increased to 112, up from 98 at December 31, 2020 and 89 at June 30, 2020. We believe we are on track to achieve our previously stated goal of having at least a combined 120 Bass Pro and Cabela’s marketing kiosks by year-end 2021.”

“We are encouraged by the enthusiasm of our owners to travel to our resorts. All but one of our resorts are open, and the overall average occupancy rates during the second quarter of 2021 were approximately 86% at resorts with sales centers. The demand for resort stays from Bluegreen Vacation Club Owners has steadily improved and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“While we believe the achievements of the second quarter are significant, we are concerned that there has recently been an increase in the reported number of new COVID-19 cases, that the CDC recently issued new mask guidelines, and that the States of Florida and Missouri, where the Company has significant operations, has been hit particularly hard. The Company is continuing to monitor the situation, but, of course, cannot predict the duration or severity of the impact of the pandemic on our operations going forward,” Levan concluded.

For detailed information and financials, we invite readers to view the Company’s filings with the Securities and Exchange Commission at https://www.sec.gov, and press releases and other investor information at the Company’s website www.BVHCorp.com.

# # #

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company has provided information for the second quarters of 2021, 2020 and 2019.

Bluegreen’s Financial Results

(dollars in millions, except per share data)

	For the Three Months Ended June 30,							For the Six Months Ended June 30,
	2021	2020	Q2 2021 vs Q2 2020 % Change		2019	Q2 2021 vs Q2 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

Total revenue	$193.5	$68.8	181.3%		$192.2	0.7%		$339.6	$225.8	50.4%		$357.9	(5.1)%
Income before non-controlling interest and provision for income taxes	$34.0	$(12.0)	(383.3)%		$(10.0)	(440.0)%		$43.2	$(11.0)	(492.7)%		$12.2	254.1%
Bluegreen Adjusted EBITDA Attributable to shareholders (1)	$37.2	$(4.1)	(1,007.3)%		$28.7	29.6%		$51.8	$6.9	650.7%		$54.9	(5.6)%
Capital-light revenue(2) as a percentage of total revenue	64.9%	66.7%	(180)	bp	64.5%	40	bp	65.9%	68.6%	(270)	bp	66.8%	(90)	bp

(1)See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to Shareholders to Net Income Attributable to Shareholders.

(2)Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Bluegreen’s Adjusted EBITDA attributable to shareholders was $37.2 million, including $38.3 million generated from the Sales of VOIs and Financing Segment and $19.0 million produced by the Resort Operations and Club Management segment, partially offset by $16.2 million of corporate overhead and other expenses and $3.9 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/ Big Cedar Vacations LLC.  Please see discussion of Segment Results below for further information.

Bluegreen’s Adjusted EBITDA attributable to shareholders was $51.8 million for the six months ended June 30, 2021, including $59.5 million generated from the Sales of VOIs and Financing Segment and $37.3 million produced by the Resort Operations and Club Management segment, partially offset by $38.8 million of corporate overhead and other expenses and $6.1 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see discussion of Segment Results below for further information.

Segment Results

(dollars in millions, except per guest and per transaction amounts)

Bluegreen’s Sales of VOIs and Financing Segment

	Three Months Ended June 30,							Six Months Ended June 30,
	2021	2020	Q2 2021 vs Q2 2020 % Change		2019	Q2 2021 vs Q2 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

Sales of VOIs	$91.8	$9.1	908.8%		$68.3	34.4%		$147.7	$54.2	172.5%		$120.0	23.1%
Segment adjusted EBITDA	$38.3	$(15.3)	(350.3)%		$35.3	8.5%		$59.5	$(2.9)	(2,151.7)%		$65.6	(9.3)%
Provision for loan losses	16.8%	16.9%	(10)	bp	14.9%	190	bp	17.3%	37.3%	(2,000)	bp	16.1%	120	bp
Cost of VOIs sold	7.7%	11.5%	(380)	bp	15.5%	(780)	bp	8.3%	9.5%	(120)	bp	12.0%	(370)	bp
Financing revenue, net of financing expense	$15.8	$15.5	1.9%		$15.2	3.9%		$30.9	$31.1	(0.6)%		$30.1	2.7%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	Three Months Ended June 30							Six Months Ended June 30
	2021	2020	Q2 2021 vs Q2 2020 % Change		2019	Q2 2021 vs Q2 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

System-wide sales of VOIs	$163.4	$13.1	1,147.3%		$163.6	(0.1)%		$270.5	$150.5	79.7%		$293.3	(7.8)%
Sales offices (1)	24	26	(7.7)%		26	(7.7)%		24	26	(7.7)%		26	(7.7)%
Sales offices selling to new prospects (1)	18	18	—%		18	—%		18	18	—%		18	—%
Total guest tours	58,533	6,089	861.3%		65,167	(10.2)%		93,354	46,754	99.7%		113,305	(17.6)%
Existing owner guest tours	25,686	5,046	409.0%		24,694	4.0%		44,018	23,575	86.7%		44,768	(1.7)%
New guest tours	32,847	1,043	3,049.3%		40,473	(18.8)%		49,336	23,179	112.8%		68,537	(28.0)%
Average sales price per transaction	$17,004	$15,367	10.7%		$15,432	10.2%		$17,121	$15,829	8.2%		$15,591	9.8%
Sales to tour conversion ratio	16.5%	13.8%	270	bp	16.4%	10	bp	17.0%	20.4%	(340)	bp	16.7%	30	bp
Sales volume per guest ("VPG")	$2,811	$2,122	32.5%		$2,528	11.2%		$2,911	$3,225	(9.7)%		$2,603	11.8%

(1)During the last week of March 2020, Bluegreen temporarily closed all of its VOI sales centers in response to the COVID-19 pandemic. All were subsequently reopened in 2020 with the exception of two sales centers that were consolidated and one additional sales center that has not reopened.

System-wide sales of VOIs were $163.4 million and $13.1 million during the three months ended June 30, 2021 and 2020, respectively, and $270.5 million and $150.5 million during the six months ended, respectively.  Further, system-wide sales of VOIs were $163.4 million during the three months ended June 30, 2021, which is less than 1% below system-wide sales of VOIs for the second quarter of 2019, the most recent second quarter prior to the COVID-19 pandemic.  System-wide sales of VOIs are driven by guest attendance at a timeshare sale presentation (a “guest tour”) that decide to purchase a VOI. The number of guest tours reflect the number of existing owner guests Bluegreen has staying at a resort with a sales center and the number of new guest arrivals who agree to attend a sale presentation. System-wide sales of VOIs for the three and six months ended June 30, 2020 were $13.1 million and $150.5 million, respectively, as Bluegreen temporarily closed all of its VOI sales centers and marketing operations in the last week of March 2020 in response to the COVID-19 pandemic and only restarted certain sales and marketing activities in the second quarter of 2020.  While the number of guest tours was 10% lower in the second quarter of 2021 as compared to the second quarter of 2019, we believe that the Bluegreen Renewal initiative resulted in improvements to both the sales to tour conversion ratio and the average sales price per transaction. Sales to existing owners for the three months ended June 30, 2021 comprised 55% of system-wide sales of VOIs, which approximated the 2019 sales mix as opposed to the sales mix during the COVID-19 pandemic, which was more heavily weighted to sales to existing owners.

System-wide sales of VOIs were $270.5 million during the six months ended June 30, 2021, which is an increase of 80% over the six months ended June 30, 2020, due to the impact of the COVID-19 pandemic on the 2020 period and the impact of the Bluegreen Renewal initiative in the 2021 period.

Fee-based sales commission revenue

Fee-based sales commission revenue was $35.6 million, approximately 67% of fee-based VOI sales during the 2021 second quarter. Fee-based VOI sales were 33% of system-wide sales of VOIs during the quarter. Fee-based VOI sales is expected to range from 30%-33% of system-wide sales of VOIs for the remainder of 2021.

Fee-based sales commission revenue was $61.3 million, approximately 67% of fee-based VOI sales during the first half of 2021. Fee-based VOI sales were 34% of system-wide sales of VOIs during the six months ended June 30, 2021.

Cost of VOIs Sold

In the second quarter of 2021, cost of VOIs sold represented 8% of sales of VOIs compared to 11% in the second quarter of 2020. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The Cost of VOIs sold as a percentage of sales of VOIs decreased during the three months ended June 30, 2021, as compared to the comparable prior year period, primarily due to sale of relatively lower cost VOIs and increased secondary market inventory purchases.  Cost of VOIs sold is expected to range from 9% to 11% for the remainder of 2021.

Bluegreen’s Selling and Marketing Expenses

	Three Months Ended June 30,							Six Months Ended June 30,
	2021	2020	Q2 2021 vs Q2 2020 % Change		2019	Q2 2021 vs Q2 2019 % Change		2021	2020	YTD 2021 vs YTD 2020 % Change		2019	YTD 2021 vs YTD 2019 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	53.3%	204.9%	(15,160)	bp	51.3%	200	bp	53.7%	67.8%	(1,410)	bp	51.1%	260	bp
Number of Bass Pro and Cabela's marketing locations (1)	112	89	25.8%		64	75.0%		112	89	25.8%		64	75.0%
Number of vacation packages outstanding, beginning of the period (2)	132,142	172,828	(23.5)%		173,894	(24.0)%		121,915	169,294	(28.0)%		163,100	(25.3)%
Number of vacation packages sold	56,256	8,129	592.0%		49,246	14.2%		105,630	51,046	106.9%		100,401	5.2%
Number of vacation packages outstanding, end of the period (2)	163,738	149,620	9.4%		168,420	(2.8)%		163,738	149,620	9.4%		168,420	(2.8)%

(1)During the last week of March 2020, Bluegreen temporarily closed its Bass Pro and Cabela’s marketing locations in response to the COVID-19 pandemic.  By June 30, 2020, 64 of the 89 Bass Pro and Cabela marketing locations had reopen.

(2)Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Selling and marketing expenses were 53% of system-wide sales of VOIs during the 2021 second quarter.  During the second quarter of 2021, Bluegreen continued to expand its marketing and selling of mini-vacation packages by opening marketing kiosks in 6 additional Cabela’s locations and one additional Bass Pro location and, while still below the pre-pandemic levels, experienced an increased call transfer activity through its program with Choice Hotels. These and other mini-vacation marketing programs resulted in the sale of over 56,000 vacation packages during the second quarter of 2021. As compared to the second quarter of 2019, this reflects an increase of over 10% in vacation package sales through the Bass Pro/Cabela’s channel and growth in packages sold through other face-to-face venues, partially offset by lower vacation package sales through the Choice program and other programs that were reduced or terminated. The active pipeline of vacation packages increased to 163,738 at June 30, 2021 from 132,142 at March 31, 2021, based on new vacation package sales during the quarter and net of vacation packages used or expired. While there is no assurance that this will continue to be the case, historically, approximately 44% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 18,000 vacation packages held by customers who have already toured, some of whom have already purchased a VOI, and have indicated they would tour again and over 100,000 vacation packages that were purchased over 12 months prior to June 30, 2021. Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

Bluegreen temporarily ceased marketing activities from the last week of March 2020 through most of May 2020 in response to the COVID-19 pandemic. During the three and six months ended June 30, 2020, Bluegreen incurred $1.2 million and $3.8 million, respectively, in severance expense and $10.2 million and $10.9 million, respectively, of payroll and benefits expenses relating to employees on temporary furlough or reduced work hours as a result of the impact of the COVID-19 pandemic. There were no such severance or furlough expenses during the 2021 periods.

Bluegreen’s Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based sales during the period and Bluegreen’s estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 17% during both the second quarter of 2021 and the second quarter of 2020. The provision for new loans on VOIs generated during the second quarter of 2021 was 25%, which was consistent with the prior year quarter.

The COVID-19 pandemic has had a material adverse impact on unemployment in the United States and economic conditions in general and the ongoing impact continues to be uncertain. There is no assurance that the allowance for loan losses will prove to be adequate.

Bluegreen’s Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 3% to $19.5 million in the second quarter of 2021 compared to the second quarter of 2020, the result of a higher notes receivable balance due to higher second quarter of 2021 sales of VOIs. Interest expense on receivable-backed notes payable decreased 6% to $3.9 million in the second quarter of 2021 compared to the second quarter of 2020, primarily due to lower outstanding receivable-backed debt balances and a lower weighted-average cost of borrowings due to lower market interest rates.

Bluegreen’s General and Administrative Expense – Sales of VOIs and Financing Segment

General and Administrative Expense related to Bluegreen’s sales and marketing operations increased $2.7 million or 49% in the second quarter of 2021 as compared to the second quarter of 2020.  As discussed above, Bluegreen temporarily closed all of its VOI sales centers in the last week of March 2020 in response to the COVID-19 pandemic and reopened certain sales centers in the second quarter of 2020.

General and Administrative Expense related to Bluegreen’s sales and marketing operations increased $2.3 million or 17% in the first half of 2021 as compared to the first half of 2020.

Bluegreen’s Resort Operations and Club Management Segment

(dollars in millions)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	2021	2020	Q2 2021 vs Q2 2020 % Change	2019	Q2 2021 vs Q2 2019 % Change	2021	2020	YTD 2021 vs YTD 2020 % Change	2019	YTD 2021 vs YTD 2019 % Change

Resort operations and club management revenue	$43.1	$36.9	16.8%	$41.7	3.4%	$86.4	$82.6	4.5%	$85.6	0.9%
Segment adjusted EBITDA	$19.0	$18.5	3.2%	$15.4	23.4%	$37.3	$34.0	9.5%	$29.5	26.4%
Resorts managed	49	49	—%	49	—%	49	49	—%	49	—%

In the second quarter of 2021, resort operations and club management revenue increased 17% to $43.1 million from $36.9 million in the prior year quarter, primarily due to an increase in cost reimbursement revenue, which does not impact segment adjusted EBITDA. The increase in cost reimbursement revenue was primarily attributable to the reduction in headcount in the three months ended June 30, 2020 due to the actions taken in connection with the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 10% during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. This increase was primarily attributable to increased resort retail operations and third-party rental commissions as a result of the impact of the COVID-19 pandemic on the 2020 period.  Segment adjusted EBITDA increased 3% to $19.0 million in the second quarter of 2021 from $18.5 million in the comparable prior year period, due to the increase in revenues discussed above, partially offset by a 30% increase in resort operations and club management expenses as a result of the reopening of resorts after the initial response to the COVID-19 pandemic.

For the six months ended June 30, 2021, resort operations and management club revenue increased 5% to $86.4 million from $82.6 million in the prior year period, primarily due to  cost reimbursement revenue, which does not impact segment adjusted EBITDA.  The increase in cost reimbursement revenue was primarily attributable to the reduction in headcount in the six months ended June 30, 2020 due to the COVID-19 pandemic.  Net of cost reimbursement revenue, resort operations and club management revenue increased 5% during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. This increase was primarily attributable to increased resort retail operations and third-party rental commissions as a result of the impact of the COVID-19 pandemic on the 2020 period.  Segment adjusted EBITDA increased 10% to $37.3 million in the first half of 2021 from $34.0 million in the comparable prior year period.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

The Company’s parent company level corporate general and administrative expenses were $0.6 million and $1.4 million during the three and six months ended June 30, 2021, and $8.9 million and $17.2 million during the three and six months ended June 20, 2020, respectively.   The corporate general and administrative expenses during periods subsequent to the September 2020 spin-off of BBX Capital consisted primarily of costs associated with the Company being a publicly traded enterprise (including, but not limited to compensation, shareholder relations, legal, etc.). The 2020 periods reflect the proportion of corporate overhead cost attributed to the Company from operations prior the spin-off of BBX Capital during September 2020, which were substantially greater.

Bluegreen’s general and administrative expenses were $19.1 million and $43.7 million during the three and six months ended June 30, 2021, respectively, and $9.1 million and $28.3 million during the three and six months ended June 30, 2020, respectively. The increase was primarily due to increased employee benefits and higher executive and management incentive compensation during the three and six months ended June 30, 2021 as compared to the three and six months ended June 30, 2020.

Interest Expense

The Company’s interest expense, excluding Bluegreen, for the three and six months ended June 30, 2021 was $1.8 million and $3.6 million, respectively, and $1.9 million and $4.2 million for the three and six months ended June 30, 2020, respectively. The decrease in the Company’s interest expense during the 2021 periods compared to the 2020 periods primarily resulted from lower interest expense on Woodbridge’s junior subordinated debentures reflecting variable rates of interest on such debt during the 2021 period and the Company’s repayment in full during August 2020 of its $80.0 million note payable to Bluegreen.  The interest expense on the $80.0 million note to Bluegreen and the related interest income recognized by Bluegreen are eliminated in the Company’s consolidated statements of operations for the 2020 period. These decreases were partially offset by interest expense incurred on the $75.0 million loan to BBX Capital in connection with the September 2020 spin-off.

Bluegreen’s interest expense not related to receivable-backed debt was $3.2 million and $6.9 million during the three and six months ended June 30, 2021, respectively, and $4.4 million and $8.5 million during the three and six months ended June 30, 2020, respectively. The decrease in such interest expense during the three and six months ended June 30, 2021 was primarily due to lower outstanding debt balances and lower weighted-average cost of borrowing, as compared to the three and six months ended June 30, 2020.

Solara Surfside Resort and the Champlain Towers South Tragedy

Bluegreen’s Solara Surfside resort (“Solara”) is in Surfside, Florida and is adjacent to the site of the Champlain Towers South condominium (“Champlain”) which partially collapsed on June 24, 2021 and was subsequently demolished.  All guests and staff of Solara were evacuated safely on June 24, 2021 and the resort was immediately closed.  It will remain closed for an indefinite period while the Champlain recovery and investigation continue.  Solara did not have a VOI sales office and is one of 68 resorts that Bluegreen Vacation Club owners can access for vacations.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2020 and the Company’s Quarterly Report on Form 10-Q for the three months ended June  30, 2021, which is expected to be filed on or about August 4, 2021 and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA Attributable to Shareholders, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About the Company:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a Florida-based holding company whose operations relate to the operations of its wholly owned subsidiary Bluegreen Vacations Corporation,  a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks.  The Company, through Bluegreen Vacations, also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks relating to Bluegreen’s business and operations; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic, including that the pandemic may be prolonged and any recovery from the pandemic may not favorably impact Bluegreen’s results to the extent anticipated or at all; that Bluegreen and the Company’s belief that its sales of VOIs have recovered to pre-pandemic levels may not prove to be correct; competitive conditions; risks relating to our and Bluegreen’s liquidity and the availability of capital; risks that Bluegreen’s default rates may increase and exceed expectations, including due to the impact on consumers of the COVID-19 pandemic and if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our and Bluegreen’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic on Bluegreen’s consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that Bluegreen’s resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not result in the benefits anticipated, including increased VOI sales, that sales from marketing alliances and other arrangements or otherwise  may not return to pre-pandemic levels, and that expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or remain at goals;  the risk that vacation package sales may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that Bluegreen’s allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth, including that the Bluegreen Renewal initiative may not result in increased sales of VOIs and vacation package sales, reduced expenses or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on the results of operations and cash flow and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 1, 2021 (including the “Risk Factors” section thereof), and the Company’s Quarterly Report on Form 10-Q for the three months ended June  30, 2021, which is expected to be filed on or about August 4, 2021. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$216,112	$221,118
Restricted cash ($17,960 and $20,469 in VIEs at June 30, 2021
and December 31, 2020, respectively)	46,651	35,986
Notes receivable	560,320	551,393
Less: Allowance for loan losses	(145,718)	(142,044)
Notes receivable, net ($278,285 and $292,021 in VIEs
at June 30, 2021 and December 31, 2020, respectively)	414,602	409,349
Vacation ownership interest ("VOI") inventory	343,362	347,122
Property and equipment, net	90,562	90,049
Intangible assets, net	61,390	61,431
Operating lease assets	37,648	34,415
Prepaid expenses	21,525	9,367
Other assets	42,401	41,282
Total assets	$1,274,253	$1,250,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$17,578	$10,559
Deferred income	15,124	15,745
Accrued liabilities and other	119,697	93,971
Receivable-backed notes payable - recourse	32,076	38,500
Receivable-backed notes payable - non-recourse ($322,565 and $341,532
in VIEs at June 30, 2021 and December 31, 2020)	357,162	355,833
Note payable to BBX Capital, Inc.	75,000	75,000
Other notes payable and borrowings	110,214	138,386
Junior subordinated debentures	134,448	138,177
Operating lease liabilities	39,389	35,904
Deferred income taxes	81,913	85,314
Total liabilities	982,601	987,389
Commitments and Contingencies
Shareholders' Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 18,293,576 in 2021 and 15,624,091 in 2020	183	156
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,690,564 in 2021 and 3,693,596 in 2020	37	37
Additional paid-in capital	200,298	177,104
Accumulated earnings	33,061	10,586
Total Bluegreen Vacations Holding Corporation shareholders' equity	233,579	187,883
Non-controlling interest	58,073	74,847
Total shareholders' equity	291,652	262,730
Total liabilities and shareholders' equity	$1,274,253	$1,250,119

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Gross sales of VOIs	$110,300	$10,900	$178,550	$86,381
Provision for loan losses	(18,488)	(1,846)	(30,807)	(32,199)
Sales of VOIs	91,812	9,054	147,743	54,182
Fee-based sales commission revenue	35,618	1,135	61,336	42,500
Other fee-based services revenue	30,442	26,413	59,339	55,727
Cost reimbursements	15,552	11,850	32,160	30,970
Interest income	19,595	19,418	38,856	40,618
Other income, net	439	355	278	525
Total revenues	193,458	68,225	339,712	224,522
Costs and Expenses:
Cost of VOIs sold	7,024	1,038	12,193	5,137
Cost of other fee-based services	15,647	18,535	32,732	40,246
Cost reimbursements	15,552	11,850	32,160	30,970
Interest expense	8,876	9,558	18,611	19,456
Selling, general and administrative expenses	114,786	49,820	205,750	160,305
Total costs and expenses	161,885	90,801	301,446	256,114
Income (loss) before income taxes	31,573	(22,576)	38,266	(31,592)
Provision for income taxes	(7,694)	(2,391)	(8,883)	(938)
Income (loss) from continuing operations	23,879	(24,967)	29,383	(32,530)
Discontinued operations
Loss from operations	—	(8,448)	—	(36,077)
(Provision) benefit for income taxes	—	(3,236)	—	1,141
Net loss from discontinued operations	—	(11,684)	—	(34,936)
Net income (loss)	23,879	(36,651)	29,383	(67,466)
Less: Income attributable to noncontrolling interests - continuing operations	4,378	5	6,908	956
Less: Loss attributable to noncontrolling interests - discontinued operations	—	(856)	—	(4,312)
Net income (loss) attributable to shareholders	$19,501	$(35,800)	$22,475	$(64,110)

Basic earnings (loss) per share from continuing operations	$0.93	$(1.36)	$1.12	$(1.83)
Basic loss per share from discontinued operations	—	(0.59)	—	(1.67)
Basic earnings (loss) per share	$0.93	$(1.95)	$1.12	$(3.50)
Diluted earnings (loss) per share from continuing operations	$0.93	$(1.36)	$1.12	$(1.83)
Diluted loss per share from discontinued operations	—	(0.59)	—	(1.67)
Diluted earnings (loss) per share	$0.93	$(1.95)	$1.12	$(3.50)
Basic weighted average number of common shares outstanding	20,912	18,298	20,128	18,298
Diluted weighted average number of common and common equivalent shares outstanding	20,912	18,298	20,128	18,298
Cash dividends declared per Class A and B common shares	$—	$—	$—	$—

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands)
Net income (loss) attributable to shareholders	$19,501	$(24,972)	$22,475	$(33,486)
Net income attributable to the non-controlling interest continuing operations	4,378	5	6,908	956
Net Income (loss)	23,879	(24,967)	29,383	(32,530)
Add: Depreciation and amortization	3,884	3,890	7,735	7,789
Less: Interest income (other than interest earned on
VOI notes receivable)	(57)	(1,228)	(190)	(3,480)
Add: Interest expense - corporate and other	4,969	6,258	10,541	12,692
Add: Franchise taxes	40	—	96	17
Add: Provision for income taxes	7,694	2,391	8,883	938
EBITDA	40,409	(13,656)	56,448	(14,574)
Add: Shared-based compensation expense	152	—	152	—
(Gain) loss on assets held for sale	(12)	87	(37)	43
Add: Severance and other	—	1,395	—	5,997
Adjusted EBITDA	40,549	(12,174)	56,563	(8,534)
Adjusted EBITDA attributable to the non-controlling interest	(4,782)	(403)	(8,029)	(1,987)
Adjusted EBITDA attributable to shareholders	$35,767	$(12,577)	$48,534	$(10,521)

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands)
Bluegreen's net income (loss) attributable to its shareholders	$21,942	$(8,830)	$26,999	$(8,629)
Net income attributable to the non-controlling interest
in Bluegreen/Big Cedar Vacations	3,881	641	6,047	1,377
Bluegreen Net Income	25,823	(8,189)	33,046	(7,252)
Add: Depreciation and amortization	3,884	3,890	7,735	7,789
Less: Interest income (other than interest earned on
VOI notes receivable)	(79)	(1,047)	(155)	(2,765)
Add: Interest expense - corporate and other	3,152	4,369	6,904	8,523
Add: Franchise taxes	33	—	119	17
Add: Provision for income taxes	8,159	(3,821)	10,151	(3,777)
EBITDA	40,972	(4,798)	57,800	2,535
Add: Share - based compensation expense	152	—	152	—
(Gain) loss on assets held for sale	(12)	87	(37)	43
Add: Severance and other	—	1,395	—	5,997
Adjusted EBITDA	41,112	(3,316)	57,915	8,575
Adjusted EBITDA attributable to the non-controlling
interest in Bluegreen/Big Cedar Vacations	(3,922)	(683)	(6,140)	(1,491)
Bluegreen Adjusted EBITDA attributable to shareholders	$37,190	$(3,999)	$51,775	$7,084

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), income and franchise taxes and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and other items that the Company believes is not representative of ongoing operating results.  Accordingly, the Company excludes certain items such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest) and Bluegreen (in which it owns a 93% interest until May 5, 2021 when the Company acquired all of the 7% of the outstanding shares of Bluegreen’s common stock not previously owned by the Company through a statutory short-form merger). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

Due to the volatility of results during the periods as a result of the varying impact of the COVID-19 pandemic, the Company has provided information for the second quarters of 2021, 2020 and 2019.

The following supplemental table presents System-wide Sales of VOIs  (1) and a reconciliation of Sales of VOIs to System-wide Sales of VOIs (unaudited) (in thousands):

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(in thousands)	2021	2020	2019		2021		2020		2019
Gross sales of VOIs	$110,300	$10,900	$80,221		$178,550		$86,381		$143,105
Add: Fee-Based sales	53,142	2,199	83,352	—	91,939	—	64,107	—	150,146
System-wide sales of VOIs	$163,442	$13,099	$163,573		$270,489		$150,488		$293,251

(1) System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process it uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.